Subject to Completion Preliminary Term Sheet dated August 31, 2023	Filed Pursuant to Rule 433
 Registration Statement No. 333-267182
(To Prospectus dated August 31, 2022,
Prospectus Supplement dated August 31, 2022 and
Product Supplement EQUITY STR-1 dated May 26,
2023)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	September , 2023 October , 2023 September , 2026
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Index Basket

▪       Automatically callable if the value of the Basket on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value

▪       In the event of an automatic call, the amount payable per unit will be:

▪       [$10.85 to $10.95] if called on the first Observation Date

▪       [$11.70 to $11.90] if called on the second Observation Date

▪       [$12.55 to $12.85] if called on the final Observation Date

▪       If not called on the first two Observation Dates, a maturity of approximately three years

▪       If not called, 1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of the principal amount at risk

▪       The Basket will be comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index®, the S&P/ASX 200® Index, and FTSE® China 50 Index. The EURO STOXX 50® Index will be given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20.00%, each of the Swiss Market Index® and the S&P/ASX 200® Index will be given an initial weight of 7.50%, and the FTSE® China 50 Index will be given an initial weight of 5.00%

▪       All payments are subject to the credit risk of HSBC Bank plc

▪       No interest payments

▪       In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪       No listing on any securities exchange

▪       Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to the risk of exercise of any UK bail-in power (as described on page TS-3 of this document) by a relevant UK resolution authority. If HSBC Bank plc were to default on its payment obligations or become subject to the exercise of any UK bail-in power (or any other resolution measure) by a relevant UK resolution authority, you might not receive all or part of any amounts owed to you under the notes. See “Consent to UK Bail-in Power” and “Risk Factors” in this document and “Risk Factors” in the accompanying prospectus supplement for more information

The notes are being issued by HSBC Bank plc (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-7 of product supplement EQUITY STR-1.

The estimated initial value of the notes on the pricing date is expected to be between $9.10 and $9.60 per unit, which will be less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-7 of this term sheet for additional information.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between HSBC and any holder or beneficial owner of the notes, by acquiring the notes (or a beneficial interest therein), each holder and each beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to, the exercise of, any UK bail-in power (or any other resolution measure) by any relevant UK resolution authority in relation to the notes. See “Consent to UK Bail-in Power” on page TS-3 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to HSBC	$ 9.80	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Covered by the UK Financial Services Compensation Scheme	May Lose Value

BofA Securities

September     , 2023

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Index Basket, due September    , 2026 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities of HSBC and are not covered by the UK Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt, except for such debt as may be preferred by operation of law. Any payments due on the notes, including any repayment of principal, are subject to the credit risk of HSBC and to the risk of exercise of any UK bail-in power (as described herein) (or any other resolution measure) by a relevant UK resolution authority. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the international equity index basket described below (the “Basket”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index®, the S&P/ASX 200® Index and the FTSE® China 50 Index (each a “Basket Component”). On the pricing date, the EURO STOXX 50® Index will be given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20.00%, each of the Swiss Market Index® and the S&P/ASX 200® Index will be given an initial weight of 7.50%, and the FTSE® China 50 Index will be given an initial weight of 5.00%.

The estimated initial value of the notes will be less than the price you pay to purchase the notes. The estimated initial value is determined by reference to our internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, will reduce the economic terms of the notes (including the Call Amounts and the Call Premiums). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this term sheet relates.

Terms of the Notes
Issuer:	HSBC Bank plc (“HSBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first two Observation Dates
Market Measure:	An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index® (Bloomberg symbol: “SMI”), the S&P/ASX 200® Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index.
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The Observation Level of the Basket on the final Observation Date.
Observation Level:	The value of the Basket on the applicable Observation Date, calculated as specified in “The Basket” on page TS-10.
Observation Dates:

On or about October    , 2024, September    , 2025 and September    , 2026 (the final Observation Date), approximately one, two and three years after the pricing date.

The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY STR-1.

Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:

[$10.85 to $10.95], representing a Call Premium of [8.50% to 9.50%] of the principal amount, if called on the first Observation Date; [$11.70 to $11.90], representing a Call Premium of [17.00% to 19.00%] of the principal amount, if called on the second Observation Date; and [$12.55 to $12.85], representing a Call Premium of [25.50% to 28.50%] of the principal amount, if called on the final Observation Date.

The actual Call Amounts and Call Premiums will be determined on the pricing date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-22 of product supplement EQUITY STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	100% of the Starting Value
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-28.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Payment Determination

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY STR-1 dated May 26, 2023:

https://www.sec.gov/Archives/edgar/data/1140465/000110465923065389/tm2316601d9_424b5.htm

▪	Prospectus supplement dated August 31, 2022: https://www.sec.gov/Archives/edgar/data/1140465/000110465922096478/tm2223547d4_424b2.htm

▪	Prospectus dated August 31, 2022: https://www.sec.gov/Archives/edgar/data/1140465/000110465922096461/tm2223384-4_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1140465. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Consent to UK Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes, by acquiring the notes (or a beneficial interest therein), each holder and each beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to, the exercise of, any UK bail-in power (or any other resolution measure) by a relevant UK resolution authority.

Under the UK Banking Act 2009, as amended (the “Banking Act”), a relevant UK resolution authority may exercise a UK bail-in power in circumstances in which a relevant UK resolution authority is satisfied that the resolution conditions are met. These conditions include that a UK bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (as amended, the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA).

The UK bail-in power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of HSBC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by a relevant UK resolution authority of such UK bail-in power. Each holder and each beneficial owner of the notes further acknowledges and agrees that the rights of holders and beneficial owners of the notes are subject to, and will be varied, if necessary, to give effect to, the exercise of any UK bail-in power by a relevant UK resolution authority.

For more information, please see “Risk Factors — Issuer-related Risks — You may lose some or all of your investment if any UK bail-in power (or any other resolution measure) is exercised by a relevant UK resolution authority” in this document, and “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to All Note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You are a retail investor outside the EEA and the UK (each as defined below), or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, see “Supplement to the Plan of Distribution—Selling Restrictions” beginning on page TS-28 below.

▪      You anticipate that the value of the Basket on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

▪      You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is significantly greater than the applicable Call Premium.

▪      If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪      You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪      You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪      You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

▪      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

▪      You are willing and able to consent to the exercise of any UK bail-in power (or any other resolution measure) by a relevant UK resolution authority.

▪      You are a retail investor in the EEA or the UK as described under “Supplement to the Plan of Distribution—Selling Restrictions” beginning on page TS-28 below.

▪      You wish to make an investment that cannot be automatically called prior to maturity.

▪      You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪      You seek an uncapped return on your investment.

▪      You seek principal repayment or preservation of capital.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪      You are unwilling or unable to consent to the exercise of any UK bail-in power (or any other resolution measure) by a relevant UK resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Levels, Call Premiums, and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 100.00;

3)	a Call Level of 100.00;

4)	an expected term of the notes of approximately three years, if the notes are not called on the first two Observation Dates;

5)	a Call Premium of 9.00% of the principal amount if the notes are called on the first Observation Date; 18.00% if called on the second Observation Date; and 27.00% if called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6)	Observation Dates occurring approximately one, two and three years after the pricing date.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.90 = $10.90 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.80 = $11.80 per unit.

Example 3 - The Observation Levels on the first two Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.70 = $12.70 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	90.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	50.00
Return on the Basket	10.00%	5.00%	5.00%	-50.00%
Return on the Notes	9.00%	18.00%	27.00%	-50.00%
Call Amount / Redemption Amount per Unit	$10.90	$11.80	$12.70	$5.00

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the stocks included in the Basket Components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	If the notes are not automatically called, you will lose up to 100% of the principal amount.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	The notes are not insured or guaranteed by any governmental agency of the United Kingdom, the United States or any other jurisdiction.

▪	You may lose some or all of your investment if any UK bail-in power (or any other resolution measure) is exercised by a relevant UK resolution authority. See “Risk Factors—Structure-related Risks—You may lose some or all of your investment if any U.K. bail-in power (or any other resolution measure) is exercised by a relevant U.K. resolution authority” in product supplement EQUITY STR-1.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes will be less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We will determine the estimated initial value by reference to our internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-28 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.

▪	An index sponsor may adjust the relevant Basket Component in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities, dividends or other distributions by issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any other company, except to the extent that the common stock of HSBC Holdings plc, which is our parent company, is included in the FTSE® 100 Index.

▪	Your return on the notes may be affected by factors affecting the international securities markets, specifically markets in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-38 of product supplement EQUITY STR-1.

Additional Risk Factors

Recent executive orders could adversely affect your investment in the notes.

Pursuant to an executive order issued in November 2020, as amended (the “Executive Order”), U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities.

If the issuer of any of the component securities of the FTSE® China 50 Index is in the future designated as such a prohibited company, the value of such company may be adversely affected, perhaps significantly, which would adversely affect the performance of the FTSE® China 50 Index. In addition, under these circumstances, FTSE Russell has publicly indicated that they expect to remove the securities of any such prohibited company from the FTSE® China 50 Index. Any changes to the composition of the FTSE® China 50 Index in response to the Executive Order could adversely affect the performance of the FTSE® China 50 Index and, therefore, the market value of, and return on, the notes.

It is impossible to predict whether the securities of any particular company will become subject to the Executive Order or any similar executive action or other legal restrictions and, in such circumstances, there is no assurance that FTSE Russell would ultimately remove such prohibited securities from the FTSE® China 50 Index. Although none of us, MLPF&S or BofAS believe the notes to be subject to the Executive Order at this time, it is possible that the Executive Order could be expanded or modified to include the notes or that the notes could become subject to the Executive Order if any component security of the FTSE® China 50 Index is so prohibited and is not removed from the FTSE® China 50 Index. Under those circumstances, the value of the notes may be adversely affected and transactions in or holdings of the notes may become prohibited under U.S. law. You may suffer significant losses if you are forced to sell the notes prior to scheduled maturity.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY STR-1.

A “Market Measure Business Day” means a day on which:

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

(A)	each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index®), the Australian Stock Exchange (as to the S&P/ASX 200® Index), and the Stock Exchange of Hong Kong (as to the FTSE® China 50 Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of Notes—Basket Market Measures” beginning on page PS-32 of product supplement EQUITY STR-1.

If August 22, 2023 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	4,260.37	0.00938886	40.00
FTSE® 100 Index	UKX	20.00%	7,270.76	0.00275074	20.00
Nikkei Stock Average Index	NKY	20.00%	31,856.71	0.00062781	20.00
Swiss Market Index®	SMI	7.50%	10,875.68	0.00068961	7.50
S&P/ASX 200® Index	AS51	7.50%	7,121.607	0.00105313	7.50
FTSE® China 50 Index	XIN0I	5.00%	11,830.54	0.00042263	5.00
				Starting Value	100.00

(1)	The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of Notes—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-32 of product supplement EQUITY STR-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component or if the pricing date is not a Market Measure Business Day as to any Basket Component.

(2)	These were the closing levels of the Basket Components on August 22, 2023.

(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on August 22, 2023 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date by summing the products of the closing level for each Basket Component on such calculation day and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled Observation Date, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of Notes—Basket Market Measures—Observation Level of the Basket” on page PS-33 of product supplement EQUITY STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2013 through August 22, 2023. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2012, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of and is subject to change by each of STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), FTSE International Limited (“FTSE”) with respect to the FTSE® 100 Index (the “UKX”) and the FTSE® China 50 Index (the “XIN0I”), Nikkei Inc. (“Nikkei”) with respect to the Nikkei Stock Average Index (the “NKY”), the Geneva, Zurich, SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”), with respect to the Swiss Market Index® (the “SMI”), and S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global, with respect to the S&P/ASX 200® Index (the “AS51”) (STOXX, FTSE, Nikkei, S&P and Six Exchange together, the “index sponsors”). The index sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of Notes—Discontinuance of an Index” on page PS-27 of product supplement EQUITY STR-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

The EURO STOXX 50® Index

The SX5E was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The SX5E is reported daily on the Bloomberg L.P. (the “Bloomberg”) under the symbol “SX5E” and on the STOXX website. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Index Composition and Maintenance

The SX5E is composed of 50 stocks from 9 Eurozone countries (Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands and Spain) and represents the largest STOXX Supersector leaders in the Eurozone in terms of free-float market capitalization. The SX5E aims to include the 50 Supersector leaders from the EURO STOXX Index by selecting stocks from each of the 20 EURO STOXX Supersectors indices. The 20 STOXX Supersectors are: automobiles and parts; banks; basic resources; chemicals; construction and materials; consumer products and services; energy; financial services; food, beverage and tobacco; health care; industrial goods and services; insurance; media; personal care, drug and grocery stores; real estate; retail; technology; telecommunications; travel and leisure; and utilities.

The SX5E is weighted by free float market capitalization. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. Free float weights are reviewed quarterly and the SX5E’s composition is reviewed annually in September. The review cut-off date is the last trading day of August.

Within each of the 20 EURO STOXX Supersector indices, the component stocks are ranked by free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current component stocks are then added to the selection list. The stocks on the selection list are ranked by free float market capitalization. The largest 40 stocks on the selection list are selected for inclusion in the SX5E, and the remaining 10 stocks are selected from the largest remaining stocks ranked between 41 and 60. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, STOXX may make additions and deletions to the selection list.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

index =	free float market capitalization of the index
divisor of the index

The “free float market capitalization of the index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions.

Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2013 through August 22, 2023. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On August 22, 2023, the closing level of the SX5E was 4,260.37.

Historical Performance of the SX5E

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX in connection with some products, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to HSBC, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

▪	Sponsor, endorse, sell or promote the notes.

▪	Recommend that any person invest in the notes or any other securities.

▪	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

▪	Have any responsibility or liability for the administration, management or marketing of the notes.

▪	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

▪	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

o	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

o	The accuracy or completeness of the SX5E and its data;

o	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;

o	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data;

▪	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The FTSE® 100 Index

The UKX is a market-capitalization weighted index calculated, published and disseminated by FTSE, an independent company wholly owned by the London Stock Exchange Group (the “LSE”). The UKX is designed to measure the composite performance of the 100 largest U.K. domiciled blue chip companies that pass screening for size and liquidity traded on the LSE. The UKX was launched on January 3, 1984 and has a base date of December 30, 1983. The UKX is reported by Bloomberg under the ticker symbol “UKX.”

The UKX is calculated by (i) multiplying the per share price of each stock included in the UKX by the number of outstanding shares and by the free float factor applicable to such stock, (ii) calculating the sum of all these products (such sum referred to hereinafter as the “FTSE Aggregate Market Value”) as of the starting date of the UKX and (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the total issued share capital of the UKX on the base date and which can be adjusted to allow changes in the issued share capital of individual underlying stocks (including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits) to be made without distorting the UKX. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire UKX than will movements in share prices of companies with relatively smaller market capitalization.

The 100 stocks included in the UKX (the “UKX Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks based on screens designed to ensure (i) minimum liquidity standards are met, (ii) accurate and reliable price information is available, (iii) minimum voting rights standards (generally, that greater than 5%of the company’s voting rights are in the hands of unrestricted shareholders) are met, (iv) minimum free float standards (25% if incorporated in the U.K. and 50% in non-U.K. incorporated) are achieved, and (v) other specified standards are observed. The UKX Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the UKX Underlying Stocks is available from FTSE. The UKX is reviewed quarterly by FTSE. The results of the periodic review will be shown to the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee at their next quarterly meeting in order to maintain continuity in the level. The UKX Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the UKX if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased to be a viable component of the UKX. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market value.

Autocallable Strategic Accelerated Redemption Securities®	TS-14

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The following graph shows the daily historical performance of the UKX in the period from January 1, 2013 through August 22, 2023. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On August 22, 2023, the closing level of the UKX was 7,270.76.

Historical Performance of the UKX

This historical data on the UKX is not necessarily indicative of the future performance of the UKX or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the UKX.

License Agreement

HSBC or one of its affiliates has entered into a non-exclusive license agreement with FTSE, whereby HSBC and its affiliates and subsidiary companies and certain of its affiliates, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in structured products generally or in the notes particularly, or the ability of the UKX to track general stock market performance. FTSE and the LSE’s only relationship with HSBC is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the notes. FTSE and the LSE have no obligation to take the needs of us or the holders of the notes into consideration in determining, composing or calculating the UKX Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

“FTSE®,” “FTSETM,” “FT-SE®” and “Footsie®” are trademarks of the London Stock Exchange Group companies and are used by FTSE International Limited under license. “All-World,” “All-Share” and “All-Small” are trademarks of FTSE International Limited.

Autocallable Strategic Accelerated Redemption Securities®	TS-15

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The Nikkei Stock Average Index

The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The NKY is also called the Nikkei 225 Index. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei first calculated and published the NKY in 1970; prior to 1970, the TSE calculated the NKY. The NKY is reported by Bloomberg under the ticker symbol “NKY.”

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electric Machinery, Automobiles and Auto Parts, Precision Instruments, Communications;

•	Financials — Banking, Other Financial Services, Securities, Insurance;

•	Consumer Goods — Fishery, Foods, Retail, Services;

•	Materials — Mining, Textiles and Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals, Trading Companies;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and

•	Transportation and Utilities — Railway and Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.

Index Calculation

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once every 5 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

Standards for Listing and Maintenance

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (posts for stocks under supervision) becomes a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the NKY.

Autocallable Strategic Accelerated Redemption Securities®	TS-16

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The following graph shows the daily historical performance of the NKY in the period from January 1, 2013 through August 22, 2023. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On August 22, 2023, the closing level of the NKY was 31,856.71.

Historical Performance of the NKY

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the NKY.

License Agreement

We will enter into an agreement with Nikkei providing us with a non-exclusive license with the right to use the NKY in exchange for a fee. The NKY is the intellectual property of Nikkei. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei, calculates and disseminates the NKY under exclusive agreement with Nikkei.

The notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.

In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Autocallable Strategic Accelerated Redemption Securities®	TS-17

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The Swiss Market Index®

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Exchange. The SMI was first launched with a base level of 1,500 as of June 30, 1988. The SMI is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Exchange. The SMI is reported by Bloomberg under the symbol “SMI.”

Index Composition and Maintenance

The SMI contains approximately 85% of the entire free float market capitalization of the Swiss equity market and is made up of 20 of the largest and most liquid stocks from the Swiss Performance Index (“SPI”). Its composition is examined twice a year by the Management Committee and the Index Commission, and any changes to the index composition of the SMI are made once a year.

The position of each security is determined by a combination of average free-float market capitalization (compared to the capitalization of the entire SPI) and cumulated on order book turnover (compared to the total turnover of the SPI). The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22, current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

Capped Weightings and Intra-Quarter Breaches

The weight of any underlier stock that exceeds a weight of 18% within the SMI is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such underlier stock’s free float market capitalization. An underlier stock’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other underlier stocks. The underlier stocks are also capped to 18% as soon as two underlier stocks exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the SMI by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

Index Calculation

The SMI is a non-dividend-adjusted price index. The SMI is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalization of all securities included in the index by a divisor.

The divisor is a technical number used to calculate the index. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment and no adjustments are made to the divisor. Distributions such as special dividends and anniversary bonuses that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

Sector Designations

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. FTSE Russell, which manages the ICB has implemented structural updates to the ICB, effective July 1, 2019. FTSE Russell added an 11th industry, Real Estate, to the ICB, expanded and reorganized the previously existing Telecommunications industry, reorganized the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and renamed the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the previously existing Technology industry and the previously existing Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the previously existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry having shifted to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry having shifted to the new Consumer Discretionary industry.

Autocallable Strategic Accelerated Redemption Securities®	TS-18

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The following graph shows the daily historical performance of the SMI in the period from January 1, 2013 through August 22, 2023. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On August 22, 2023, the closing level of the SMI was 10,875.68.

Historical Performance of the SMI

This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SMI.

License Agreement

These notes are not in any way sponsored, endorsed, sold or promoted by the SIX Exchange and the SIX Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, the SIX Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SIX Exchange shall not be under any obligation to advise any person of any error therein.

SIX Group, SIX Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Exchange. Their use is subject to a license.

Autocallable Strategic Accelerated Redemption Securities®	TS-19

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The S&P/ASX 200® Index

The AS51 is designed to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange (“ASX”) by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P. The AS51 is reported by Bloomberg under the symbol “AS51.”

Index Composition

The AS51 weights companies according to the Global Industry Classification Standard, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Standards for Listing and Maintenance

The AS51 constituents are drawn from the universe of ordinary and preferred equity stocks listed on ASX. The criteria for index additions include, but are not limited to:

•	Listing. Only securities listed on the ASX are considered for inclusion in the AS51;

•	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

•	Liquidity. Only securities that are regularly traded are eligible for inclusion in the AS51. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Relative Liquidity =	Stock Median Liquidity
Market Liquidity

Where:

o	Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

o	Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 companies in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the AS51.

•	Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the AS51. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies that invest in a portfolio of securities are not eligible. Companies that are currently under consideration for merger or acquisition are not eligible.

Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

Intra-Quarter Additions/Deletions. Between rebalancing dates, an addition to the AS51 is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. An initial public offering (IPO) is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion. An index constituent that appears to violate criteria for addition to the AS51 will not be deleted unless ongoing conditions warrant an index change. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Rebalancing. Rebalancing of the AS51 series occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Shares and IWFs updates are also applied regularly. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August.

The Index Committee may change the date of a given rebalancing for reasons including market holidays occurring on the scheduled rebalancing date. Any such change will be announced with proper advance notice where possible.

Buffers. In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the AS51. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

The Rank Buffer for addition to the AS51 is 179th or higher, and for deletion, 221st or lower.

Autocallable Strategic Accelerated Redemption Securities®	TS-20

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the AS51. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Frequency. The AS51 constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000). An update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares as at the quarterly rebalancing date. Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

• Changes in a company’s shares outstanding of 5% or more due to market-wide shares issuance or major off-market buy-backs;

• Rights issues, bonus issues and other major corporate actions; and

• Share issues resulting from index companies merging.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three Business Days prior to the implementation date.

Index Calculation

The AS51 is calculated using a base-weighted aggregate methodology so that the level of the AS51 reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

A stock’s weight in the AS51 is determined by the float-adjusted market capitalization of the stock. The number of shares outstanding is reduced to exclude closely held shares from the index calculation because such shares are not available to investors. The AS51 calculates an Investable Weight Factor (IWF), which is the percentage of total shares outstanding that are included in the index calculation. All constituents in the AS51 are assigned an IWF. A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership.

On any given day, the index value is the quotient of the total available market capitalization of its constituents and its divisor. Continuity in the index value is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the AS51, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. The divisor will be adjusted to account for new addition to or deletion from the AS51 and certain corporate actions, such as special cash dividend, certain stock dividend, rights offering, new share issuance, reduction of capital and merger.

Index Governance

The Index Committee monitors overall policy guidelines and methodologies, as well as additions and deletions from the AS51. S&P Dow Jones chairs the Index Committee, which is composed of voting members representing both S&P Dow Jones and the ASX.

Decisions made by the Index Committee include all matters relating to index construction and maintenance. The Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the Index Committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures. The Index Committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

Autocallable Strategic Accelerated Redemption Securities®	TS-21

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The following graph shows the daily historical performance of the AS51 in the period from January 1, 2013 through August 22, 2023. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On August 22, 2023, the closing level of the AS51 was 7,121.607.

Historical Performance of the AS51

This historical data on the AS51 is not necessarily indicative of the future performance of the AS51 or what the value of the notes may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the AS51.

License Agreement

The AS51 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “Standard & Poor’s®,” “S&P/ASX 200®” and “S&P®” are trademarks of S&P Financial; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take the needs of us or the owners of notes into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the AS51 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the AS51.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE

Autocallable Strategic Accelerated Redemption Securities®	TS-22

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Autocallable Strategic Accelerated Redemption Securities®	TS-23

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The FTSE® China 50 Index

The XIN0I was previously known as the “FTSE China 25 index.” On September 22, 2014, FTSE Russell expanded the XIN0I to a 50 stock index, and changed its name from FTSE China 25 Index to FTSE® China 50 Index. The XIN0I is a stock index calculated, published and disseminated by FTSE Russell, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The XIN0I is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “P Chips” and “Red Chips”), listed and trading on the Hong Kong Stock Exchange. Currently, only “H” shares, “Red Chip” shares and “P Chip” shares are eligible for inclusion in the XIN0I. “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the Hong Kong Stock Exchange. “Red Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are substantially owned directly or indirectly by the Chinese government, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange. “P Chip” shares are securities of companies incorporated outside the People’s Republic of China, which are controlled by individuals located in mainland China, have the majority of their revenue or assets derived from mainland China and are listed on the Hong Kong Stock Exchange.

The FTSE® China 50 Index is calculated and published in Hong Kong dollars and United States dollars. The FTSE® China 50 Index (in Hong Kong dollars) is reported by Bloomberg under the ticker symbol “XIN0I.”

Standards for Listing and Maintenance

All classes of equity in issue are eligible for inclusion in the XIN0I, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE® All-World Index. The FTSE® All-World Index is a market-capitalization weighted index designed to represent the performance of the large- and mid- capitalization stocks from the FTSE® Global Equity Index Series and covers approximately 90.00% to 95.00% of the world’s investable market capitalization. Companies whose business is that of holding equity and other investments (e.g., investment trusts) are not eligible for inclusion. Convertible preference shares and loan stocks are excluded until converted.

Securities must be sufficiently liquid to be traded, therefore, the following criteria, among others, are used to ensure that illiquid securities are excluded:

•	Price. There must be an accurate and reliable price for the purposes of determining the market value of a company.

•	Liquidity. Each security is tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE® All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test.

For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days.

Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month.

Any period suspension will not be included in the test.

The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months:

(i)	A non-constituent which does not turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trading volume per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the XIN0I.

(ii)	An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trading volume per month for a least eight of the twelve months prior to a full market review will be removed from the XIN0I.

(iii)	New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trading volume each month, on a pro-rata basis since listing. When testing liquidity, the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period. This rule will not apply to new issues added under fast entry inclusion as part of the FTSE® All-World Index review.

At the sole discretion of FTSE Russell, the above percentage figures may be adjusted by up to 0.01% at the March and September review so that, in FTSE Russell’s opinion, the XIN0I better reflects the liquid investable market of the region. This discretion may only be exercised across the whole market and may not be applied to individual securities.

At the March and September reviews of the FTSE® All-World Index, newly listed companies will have their liquidity assessed on a pro-rata basis.

•	New Issues. New issues, which do not qualify as early entrants, will become eligible for inclusion at the March and September reviews of the FTSE All-World Index providing they have, since the commencement of official non-conditional trading, a minimum of at least three trading months prior to the date of that review and turnover of at least 0.05% of their free float

Autocallable Strategic Accelerated Redemption Securities®	TS-24

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

adjusted shares based in issue based on their median daily trading volume each month, on a pro rata basis since their listing.

The inclusion of early entries will not require a minimum trading record.

The XIN0I, like other indices of FTSE Russell, is governed by an independent advisory committee, the FTSE Russell Asia Pacific Regional Equity Advisory Committee, that ensures that the XIN0I is operated in accordance with its published ground rules, and that the rules remain relevant to the XIN0I. The FTSE Russell Asia Pacific Regional Equity Advisory Committee is responsible for undertaking the review of the XIN0I and for approving changes of constituents.

Index Calculation

The XIN0I is calculated using the free float index calculation methodology of FTSE Russell. The XIN0I is calculated using the following formula:

Where:

“N” is the number of securities in the XIN0I;

“pi” is the latest trade price of the component security “i” (or the price at the close of the XIN0I on the previous day);

“ei” is the exchange rate required to convert the security’s currency into the XIN0I’s base currency;

 “si” is the number of shares in issue used by FTSE for the security;

 “fi” is the investability weighting factor published by FTSE, to be applied to such security to all amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100.00% free float;

 “ci” is the capping factor published by FTSE to be applied to a security to correctly weight that security in the XIN0I; and

 “d” is the divisor, a figure that represents the total issued share capital of the XIN0I at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities to be made without distorting the XIN0I.

The capping factor serves to limit the weight of any individual company to no more than 9.00% of the XIN0I and to limit the aggregate weight of all companies that have a weight greater than 4.50% to no more than 38.00% of the XIN0I.

The XIN0I uses actual trade prices for securities with local stock exchange quotations.

Free float restrictions are calculated using available published information. Companies with a free float of 5.00% or below are excluded from the XIN0I. In June, a constituent’s free float will be updated regardless of size. No buffers are applied. Quarterly updates to free float will be applied after the close of business on the third Friday of March, June, September and December. Free float changes resulting from corporate events will not be subject to the buffers as detailed above and will be implemented in line with the event.

The XIN0I will be periodically reviewed for changes in free float. These reviews will coincide with the quarterly reviews of the XIN0I. Implementation of any changes will happen at close of trading on the third Friday in March, June, September and December.

A constituent’s free float will also be reviewed and adjusted if necessary:

•	By identifying information which necessitates a change in free float weighting;

•	Following a corporate event; or

•	Expiry of a lock-in clause.

If a corporate event includes a corporate action which affects the XIN0I, any change in free float will be implemented at the same time as the corporate action.

Foreign ownership limits, if any, will be applied after calculating the actual free float restriction. FTSE’s methodology takes account of the restrictions placed on the equity holdings of foreigners in a company where these have been imposed by governments or regulatory authorities, for example on strategically sensitive industrial sectors such as defense and telecommunications, or where they have been explicitly set out in a company’s constitution. Where the presence of foreign ownership restrictions creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit is used in place of the free float for the purposes of calculating the company’s investability weight. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the above.

Where a company’s shares are issued partly, or nil, paid and the call dates are already determined and known, the market price will, for the purposes of calculating its market capitalization, be adjusted so as to include all such calls (i.e., the fully paid price).

Periodic Review of Constituents

Autocallable Strategic Accelerated Redemption Securities®	TS-25

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The quarterly review of the XIN0I constituents takes place in March, June, September and December. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.

At the quarterly review, the constituents of the XIN0I are capped using prices adjusted for corporate actions as at the close of business on the second Friday in March, June, September and December. The capping is implemented after close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.

Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the XIN0I sufficient notification of the changes before their implementation.

At review, all constituents of the XIN0I must be existing or pending constituents to the FTSE® All-World Index, i.e., the review will take into consideration any constituent changes to the FTSE® All-World Index as announced by FTSE and will therefore be conducted before the implementation date of these changes.

A company will be inserted into the XIN0I at the periodic review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).

A company in the XIN0I will be deleted at the periodic review if it falls to 61st position or below when the eligible companies are ranked by full market value (before the application of any investability weightings).

A constant number of constituents will be maintained for the XIN0I. Where a greater number of companies qualify to be inserted in the XIN0I than those qualifying to be deleted, the lowest ranking constituents presently included in the XIN0I will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the XIN0I will be inserted to match the number of companies being deleted at the periodic review.

Autocallable Strategic Accelerated Redemption Securities®	TS-26

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

The following graph shows the daily historical performance of the XIN0I in the period from January 1, 2013 through August 22, 2023. We obtained this historical data from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. On August 22, 2023, the closing level of the XIN0I was 11,830.54.

Historical Performance of the XIN0I

This historical data on the XIN0I is not necessarily indicative of the future performance of the XIN0I or what the value of the notes may be. Any historical upward or downward trend in the level of the XIN0I during any period set forth above is not an indication that the level of the XIN0I is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the XIN0I.

License Agreement

We have entered into a non-exclusive license agreement with FTSE, whereby we and our affiliates and subsidiaries, in exchange for a fee, will be permitted to use the XIN0I, which is owned and published by FTSE, in connection with certain products, including the notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in structured products generally or in the notes particularly, or the ability of the XIN0I to track general stock market performance. FTSE and the LSE’s only relationship with us is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the notes. FTSE and the LSE have no obligation to take the needs of us or the holders of the notes into consideration in determining, composing or calculating the XIN0I. Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the XIN0I and/or the figure at which the said component stands at any particular time on any particular day or otherwise, or the suitability of the XIN0I for the purpose to which it is being put in connection with the notes. The XIN0I is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the XIN0I and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

“FTSE®,” and “FTSETM,” are trademarks of the London Stock Exchange Group companies and are used by FTSE International Limited under license. “All-World,” “All-Share” and “All-Small” are trademarks of FTSE International Limited.

Autocallable Strategic Accelerated Redemption Securities®	TS-27

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due September , 2026

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Selling Restrictions

Prohibition of sales to UK retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the United Kingdom Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive 2016/97 (EU), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law

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by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97 (EU) (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling such notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Basket.

▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale, call or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-38 of product supplement EQUITY STR-1.

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Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Autocallable Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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